Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Amtech Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.01 per share	Other	1,000,000	$10.82	$10,820,000.00	0.0000927	$1,003.01
Total Offering Amounts					$10,820,000.00		$1,003.01
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,003.01

(1)

In addition to the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Amtech Systems, Inc. (the “Registrant”) set forth in the above table, this Registration Statement on Form S-8 covers an indeterminate number of options and other rights to acquire Common Stock, to be granted pursuant to the Amtech Systems, Inc. 2022 Equity Incentive Plan (the “Incentive Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 475(h) under the Securities Act.  The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average high and low prices per share of the Common Stock reported on the Nasdaq Stock Market LLC on March 22, 2022.